Exhibit 10.31

Description of Performance Based Compensation Plan Bonus Criteria for Fiscal Year 2005

The following executive officers of ESS Technology, Inc. (the “Company”) are participants in the Company’s Performance Based Compensation Plan (the “Plan”) for fiscal year 2005: Fred S.L. Chan, Chairman; Robert L. Blair, President and Chief Executive Officer; and James B. Boyd, Chief Financial Officer and Senior Vice President. On March 31, 2005, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved performance criteria applicable to the payment of bonuses for fiscal year 2005 under the Plan.

The fiscal year 2005 performance criteria approved by the Compensation Committee focus primarily on strategic corporate objectives that are designed to elicit performance critical to the short-term and long-term success of the Company. In particular, the approved performance criteria include goals related to the design and implementation of market and product strategies (including DVD, cameraphone and analog products), plans and roadmaps, internal processes, and corporate compliance and operational objectives. Each executive’s primary areas of responsibility vary within the performance criteria and not every executive is allocated responsibility for each criteria. Accordingly, the Compensation Committee has determined the applicability of each criteria and the weighing of the respective criteria for each executive.

Achievement of all of the performance objectives could result in maximum bonuses under the Plan of 200% of their annual base salary for each of Messrs. Chan and Blair, and 100% of his annual base salary for Mr. Boyd. The earned bonus for each executive shall be subject to downward (but not upward) discretionary adjustments, if any, as determined by the Compensation Committee. The Compensation Committee will determine whether the performance objectives were reached after the end of the Company’s fiscal year 2005, and any bonus payments will be made pursuant to the Plan no later than March 15, 2006.